2Q18 Earnings Release	August 3, 2018

FOR IMMEDIATE RELEASE
July 27, 2018
For more information contact:
John Goodey (419) 247-2800
Welltower Reports Second Quarter 2018 Results
Toledo, Ohio, July 27, 2018…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2018. For the quarter, we generated net income attributable to common stockholders of $0.41 per share, FFO attributable to common stockholders of $1.02 per share and normalized FFO attributable to common stockholders of $1.00 per share.
Quarterly Highlights

•	Closed the acquisition of QCP and transition of HCR ManorCare operations to ProMedica Health System on July 26, 2018

•	Announced value-enhancing restructuring of the Brookdale relationship expected to significantly reduce Brookdale concentration and increase lease coverage

•	Increased normalized FFO guidance to $3.99 to $4.06 from $3.95 to $4.05 per diluted share

•	Delivered $89 million of pro rata development projects with an expected stabilized yield of 7.0%

•	Subsequent to quarter end converted Brandywine Living from a triple-net to a RIDEA operating partner
"Welltower's seniors housing portfolio continues to deliver results in-line with expectations despite a challenging, industry-wide operating environment," commented CEO Tom DeRosa. "The restructuring of our Brookdale relationship and conversion of Brandywine into a RIDEA structure represents our best-in-class relationship investing model. With these restructurings and the closing of our joint venture with ProMedica Health System, the Welltower platform is now even better positioned to grow and drive long-term shareholder value."
Capital Activity On June 30, 2018, we had $215 million of cash and cash equivalents and $2.5 billion of available borrowing capacity under our primary unsecured credit facility. In April 2018, we completed the issuance of 4.25% $550 million senior unsecured notes maturing in April 2028 which we used to repay advances under our primary unsecured credit facility.
Unsecured Credit Facility Post quarter, we closed on a new $3.7 billion unsecured credit facility with improved pricing across both our line of credit and term loan facility and terminated the existing unsecured credit facility. The credit facility includes $3.0 billion of revolving credit capacity at a borrowing rate of 82.5 basis points over LIBOR, $500 million of USD term loan capacity at a borrowing rate of 90.0 basis points over LIBOR and $250 million of CAD term loan capacity at 90.0 basis points over CIDOR.
Dividend The Board of Directors declared a cash dividend for the quarter ended June 30, 2018 of $0.87 per share. On August 21, 2018, we will pay our 189th consecutive quarterly cash dividend to stockholders of record on August 7, 2018. The Board of Directors also declared a quarterly cash dividend on the Series I Cumulative Convertible Perpetual Preferred Stock of $0.8125 per share, payable October 15, 2018 to stockholders of record on September 30, 2018. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We completed $251 million of pro rata gross investments for the quarter including $172 million in acquisitions/JVs, $75 million in development funding and $5 million in loans.  100% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of two separate transactions at a blended yield of 6.7%. The development fundings are expected to yield 7.8% upon stabilization and the loans were made at a blended rate of 7.9%. We also placed four development projects into service totaling $89 million at a blended stabilized yield of 7.0%. Also during the quarter, we completed dispositions of $67 million consisting of loan payoffs of $12 million at an average yield of 10.0% and property sales of $55 million at a blended yield on proceeds of 10.8%.
Notable Investments with Existing Operating Partners
Sunrise Senior Living As previously announced, we expanded our relationship with Sunrise by acquiring a portfolio of four rental continuing care retirement communities located in the Washington D.C. (2), Miami, and Charlottesville MSAs.  Welltower acquired 100% of the landlord’s ownership interest for $368 million and has transitioned the communities to a RIDEA structure with Sunrise continuing to manage the communities under an incentive-based management contract.  The year one cap rate is 7.0%.  We completed the acquisition of one community in December 2017 for $55 million and two communities in March 2018 for $217 million.  We completed the acquisition of the remaining community during the second quarter of 2018 at a price of $96 million.  Since our initial acquisition in 2012, we have completed a total of $5.9 billion of pro rata investments with Sunrise.

2Q18 Earnings Release	August 3, 2018

Kisco Senior Living We expanded our relationship with Kisco through the acquisition of a 176 unit combination senior housing community located in Cary, NC. The community was acquired through the formation of a 90/10 joint venture with Kisco and the purchase price based on a 100% ownership interest was $84 million. The year one cap rate is 6.3%. Since our initial acquisition in 2012, we have completed a total of $235 million of pro rata investments with Kisco.
Notable Development Conversions
Community Health Systems We completed a 38,578 square foot development of an outpatient medical building in Palmer, Alaska that is 67% leased at opening. The investment amount was $11 million and the stabilized yield on the development is 8.4%.
Notable Dispositions
Hollinger We completed the disposition of one triple-net CCRC property for $18 million, which represents an 8.6% cap rate on EBITDAR.  We realized a gain on the sale of $10 million gain and unlevered IRR of 12.8%.
Symphony We completed the disposition of two long-term/post-acute facilities for $37 million or $160,870 per bed, which represents a gain on the sale of $0.7 million.
Post Quarter Investment Activity
Acquisition of Quality Care Properties As previously announced, on July 26, 2018 we completed the acquisition of QCP, with QCP shareholders receiving $20.75 in cash for each share of QCP common stock. Prior to the acquisition, ProMedica Health System ("ProMedica") completed the acquisition of the operations of HCR ManorCare. Immediately following the acquisition, we formed an 80/20 strategic partnership between Welltower and ProMedica to own the real estate associated with 218 properties leased to ProMedica under a 15 year absolute NNN master lease. Separate from the partnership, as previously disclosed, we acquired 61 non-yielding QCP held-for-sale properties which we anticipate will generate approximately $400 million in proceeds. We also expect to generate an additional $107 million in disposition proceeds through the sale of non-core former QCP assets.
Brandywine Living In July 2018, we converted 27 triple-net Brandywine Living properties to a seniors housing operating structure (RIDEA), in which Brandywine will manage the communities under an incentive-based management contract. Brandywine operates a high-quality portfolio of newly built communities with an average age of 13 years, primarily in Northeast MSAs, that represent some of the highest demographic scores in our portfolio. Due to the conversion (subject to different state regulatory approvals), we will experience initial rent dilution due to the number of development assets in lease-up, while participating in the future benefit of lease-up as a primary owner of the OpCo and PropCo and a 34.9% owner of the management and development company. We believe this structure aligns our interest, as well as Brandywine's, to benefit from strong growth from this great real estate in the long term. Since our initial investment in 19 buildings in 2010, the Brandywine portfolio has grown to 29 properties through acquisitions, developments expansions and redevelopments and represents a total of $1.0 billion of pro rata investment.
Brookdale Restructuring As previously announced, we entered into a value-enhancing restructuring of the Brookdale relationship which is expected to significantly reduce our Brookdale concentration while also providing pro forma lease coverage of 1.31x on EBITDAR and 1.51x on EBITDARM basis.
Outlook for 2018 Net income attributable to common stockholders has been revised upward to a range of $2.66 to $2.73 per diluted share from the previous range of $2.55 to $2.65 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization partially offset by the normalizing items in Exhibit 2. We are raising our 2018 normalized FFO attributable to common stockholders guidance to $3.99 to $4.06 per diluted share.  In preparing our guidance, we have updated or confirmed the following assumptions:

•	Same Store NOI: We continue to expect average blended SSNOI growth of approximately 1.0%-2.0% in 2018.

•	Acquisitions: 2018 earnings guidance includes any acquisitions closed or announced year to date, inclusive of the acquisition of QCP.

•
Development: We anticipate funding development of approximately $162 million in 2018 relating to projects underway on June 30, 2018. We expect development conversions during the remainder of 2018 of approximately $130 million, which are currently expected to generate stabilized yields of approximately 8.0%.

•
Dispositions:  We are increasing anticipated disposition proceeds of $1.9 billion to $2.4 billion at a blended yield of 6.0% in 2018. This includes approximately $1.1 billion of proceeds from dispositions completed to-date, $0.8 billion of previously disclosed property dispositions and payoffs and $0.5 billion of incremental asset sales associated with the QCP transaction described above.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2018 outlook and assumptions on the second quarter 2018 conference call.

2Q18 Earnings Release	August 3, 2018

Conference Call Information We have scheduled a conference call on Friday, July 27, 2018 at 8:30 a.m. Eastern Time to discuss our second quarter 2018 results, industry trends, portfolio performance and outlook for 2018. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 10, 2018. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 8875759. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), NOI and SSNOI to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.  Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except triple-net to seniors housing operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in the company’s financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined or segment basis is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2018, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

2Q18 Earnings Release	August 3, 2018

About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q18 Earnings Release	August 3, 2018

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2018	2017
Assets
Real estate investments:
Land and land improvements	$2,746,046	$2,746,483
Buildings and improvements	25,443,106	25,399,178
Acquired lease intangibles	1,534,755	1,436,041
Real property held for sale, net of accumulated depreciation	547,321	141,319
Construction in progress	200,569	321,655
	30,471,797	30,044,676
Less accumulated depreciation and intangible amortization	(5,113,928)	(4,568,408)
Net real property owned	25,357,869	25,476,268
Real estate loans receivable	449,467	520,479
Less allowance for losses on loans receivable	(68,372)	(5,811)
Net real estate loans receivable	381,095	514,668
Net real estate investments	25,738,964	25,990,936
Other assets:
Investments in unconsolidated entities	450,027	425,489
Goodwill	68,321	68,321
Cash and cash equivalents	215,120	442,284
Restricted cash	57,263	45,357
Straight-line rent receivable	367,358	370,819
Receivables and other assets	721,929	632,580
	1,880,018	1,984,850
Total assets	$27,618,982	$27,975,786

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$540,000	$385,000
Senior unsecured notes	8,373,774	8,250,940
Secured debt	2,450,483	2,670,914
Capital lease obligations	71,302	73,092
Accrued expenses and other liabilities	984,779	893,441
Total liabilities	12,420,338	12,273,387
Redeemable noncontrolling interests	398,157	388,876
Equity:
Preferred stock	718,498	718,750
Common stock	372,801	369,525
Capital in excess of par value	17,661,384	17,439,977
Treasury stock	(68,661)	(62,335)
Cumulative net income	5,932,035	5,330,702
Cumulative dividends	(10,142,162)	(8,805,336)
Accumulated other comprehensive income	(132,631)	(163,624)
Other equity	659	1,173
Total Welltower Inc. stockholders’ equity	14,341,923	14,828,832
Noncontrolling interests	458,564	484,691
Total equity	14,800,487	15,313,523
Total liabilities and equity	$27,618,982	$27,975,786

2Q18 Earnings Release	August 3, 2018

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2018	2017	2018	2017
	Revenues:
	Rental income	$333,601	$355,599	$676,970	$722,741
	Resident fees and service	763,345	677,040	1,499,279	1,347,377
	Interest income	13,462	20,901	28,110	41,649
	Other income	15,504	5,062	18,518	9,133
	Gross revenues	1,125,912	1,058,602	2,222,877	2,120,900
	Expenses:
	Interest expense	121,416	116,231	244,191	234,827
	Property operating expenses	568,751	501,855	1,125,216	1,012,024
	Depreciation and amortization	236,275	224,847	464,476	453,124
	General and administrative expenses	32,831	32,632	66,536	63,733
	Loss (gain) on derivatives and financial instruments, net	(7,460)	736	(14,633)	1,960
	Loss (gain) on extinguishment of debt, net	299	5,515	12,006	36,870
	Impairment of assets	4,632	13,631	32,817	24,662
	Other expenses	10,058	6,339	13,770	18,014
	Total expenses	966,802	901,786	1,944,379	1,845,214
	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	159,110	156,816	278,498	275,686
	Income tax (expense) benefit	(3,841)	8,448	(5,429)	6,203
	Income (loss) from unconsolidated entities	1,249	(3,978)	(1,180)	(27,084)
	Income (loss) from continuing operations	156,518	161,286	271,889	254,805
	Gain (loss) on real estate dispositions, net	10,755	42,155	348,939	286,247
	Net income (loss)	167,273	203,441	620,828	541,052
Less:	Preferred dividends	11,676	11,680	23,352	26,059
	Preferred stock redemption charge	—	—	—	9,769
	Net income (loss) attributable to noncontrolling interests	1,165	3,332	5,373	4,156
	Net income (loss) attributable to common stockholders	$154,432	$188,429	$592,103	$501,068
	Average number of common shares outstanding:
	Basic	371,640	366,524	371,552	364,551
	Diluted	373,075	368,149	373,186	366,423
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.42	$0.51	$1.59	$1.37
	Diluted	$0.41	$0.51	$1.59	$1.37
	Common dividends per share	$0.87	$0.87	$1.74	$1.74

2Q18 Earnings Release	August 3, 2018

Outlook reconciliations: Year Ending December 31, 2018				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$957	$995	$994	$1,020
Impairments and losses (gains) on real estate dispositions, net(1,2)	(376)	(376)	(452)	(452)
Depreciation and amortization(1)	885	885	938	938
NAREIT FFO attributable to common stockholders	1,466	1,504	1,480	1,506
Normalizing items, net(1,3)	15	15	8	8
Normalized FFO attributable to common stockholders	$1,481	$1,519	$1,488	$1,514

Per share data attributable to common stockholders:
Net income	$2.55	$2.65	$2.66	$2.73
NAREIT FFO	$3.91	$4.01	$3.97	$4.04
Normalized FFO	$3.95	$4.05	$3.99	$4.06

Other items(1)
Net straight-line rent and above/below market rent amortization	$(61)	$(62)	$(64)	$(64)
Non-cash interest expenses	17	15	15	15
Recurring cap-ex, tenant improvements, and lease commissions	(72)	(72)	(78)	(78)
Stock-based compensation	23	22	22	22

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018		2017	2018	2017
Loss (gain) on derivatives and financial instruments, net	$(7,460)	(1)	$736	$(14,633)	$1,960
Loss (gain) on extinguishment of debt, net	299	(2)	5,515	12,006	36,870
Preferred stock redemption charge	—		—	—	9,769
Incremental stock-based compensation expense	—		—	3,552	—
Nonrecurring income tax benefits	—		(7,916)	—	(7,916)
Other expenses	10,058	(3)	6,339	13,770	18,014
Additional other income	(10,805)	(4)	—	(10,805)	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,039	(5)	1,911	4,209	24,850
Net normalizing items	$(6,869)		$6,585	$8,099	$83,547

Average diluted common shares outstanding	373,075		368,149	373,186	366,423
Net normalizing items per diluted share	$(0.02)		$0.02	$0.02	$0.23

Notes:	(1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to secured debt extinguishments.
(3) Primarily related to non-capitalizable transaction costs and severance-related costs.
(4) Primarily related to the recognition of lease termination fee income.
(5) Primarily related to non-capitalizable transaction costs in joint ventures.

2Q18 Earnings Release	August 3, 2018

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$154,432	$188,429	$592,103	$501,068
Depreciation and amortization	236,275	224,847	464,476	453,124
Impairments and losses (gains) on real estate dispositions, net	(6,123)	(28,524)	(316,122)	(261,585)
Noncontrolling interests(1)	(17,692)	(16,955)	(34,045)	(35,061)
Unconsolidated entities(2)	11,833	16,593	25,533	33,077
NAREIT FFO attributable to common stockholders	378,725	384,390	731,945	690,623
Normalizing items, net(3)	(6,869)	6,585	8,099	83,547
Normalized FFO attributable to common stockholders	$371,856	$390,975	$740,044	$774,170

Average diluted common shares outstanding	373,075	368,149	373,186	366,423

Per share data attributable to common stockholders:
Net income (loss)	$0.41	$0.51	$1.59	$1.37
NAREIT FFO	$1.02	$1.04	$1.96	$1.88
Normalized FFO	$1.00	$1.06	$1.98	$2.11

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$1.74	$1.74
Normalized FFO attributable to common stockholders per share	$1.00	$1.06	$1.98	$2.11
Normalized FFO payout ratio	87%	82%	88%	82%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(12,447)	$(17,058)	$(29,776)	$(34,980)
Non-cash interest expenses	2,416	3,612	7,240	5,852
Recurring cap-ex, tenant improvements, and lease commissions	(15,869)	(15,263)	(34,266)	(29,069)
Stock-based compensation(5)	5,167	4,763	12,265	9,669

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).